Exhibit 99.1

Publication of Trovera KRAS liquid biopsy test demonstrates clinical utility in advanced cancers for detection and measurement of therapeutic response

Performance of Trovera™ ctDNA KRAS in blood and urine has similar concordance to standard of care tissue molecular diagnostics

SAN DIEGO, CA — January 24, 2017 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, today announced the publication of study results in Clinical Cancer Research, demonstrating the analytical and clinical performance of Trovera™ urine and blood liquid biopsy tests to quantitatively assess KRAS mutations in patients with diverse advanced cancers.  This data was also featured as a presentation at the 2017 Gastrointestinal Cancers Symposium on January 21st in San Francisco, CA.

Publication Highlights:

The data demonstrate the clinical utility of Trovagene’s proprietary mutation-enrichment technology to detect and quantitate KRAS mutations in urine and plasma from patients with advanced cancers.

•                  This was a blinded study with prospectively collected liquid biopsy samples, and archived tissue samples with known KRAS mutation status, from 71 patients with diverse advanced caners.

•                  Overall KRAS concordance between ctDNA and tissue specimens was 89% with urine sample volume of 90-110 mL.

•                  In a subset of patients with simultaneous collection of plasma, data demonstrated excellent concordance of 94% with tumor tissue.

•                  The dynamics of KRASG12/G13 mutant copies of ctDNA from urine and plasma corresponded with patient response to therapy.

“We are continuing to evolve the way diagnostics are used in patients with advanced cancers so that treatment and the potential for improved patient survival is optimized,” said Dr. Mark Erlander, Chief Scientific Officer at Trovagene.  “Longitudinal sampling, before, during and after therapy, provides quantitative information about changes in mutational load in patients with advanced cancers.  Furthermore, on serial collection, patients with a decrease in ctDNA had a significantly longer time to treatment failure than those who had no change or an increase.

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The results of this study are important because they add to the growing body of evidence validating the clinical utility of urine ctDNA for detection and quantitation of clinically actionable mutations, as well as monitoring response to therapy in diverse cancer types,”

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in an effort to enable itself, through its CLIA/CAP - certified laboratory, and others through the distribution of research use kits and systems, to detect and monitor ctDNA in urine and blood. The Company’s PCM technology allows for detection and quantitation of oncogene mutations in cancer patients for improved disease management. Trovagene’s Trovera liquid biopsy test, which utilizes PCM technology, is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property, including multiple issued patents and pending patent applications worldwide. For more information, please visit http://www.trovagene.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those expressed in our forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts; our ability to develop tests, kits and systems and the success of those products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its Trovera liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Beth Anderson	Vicki Kelemen
VP, Finance & Administration	Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com